Exhibit 99.1
Tallgrass Energy Partners, LP Reports Strong Third Quarter 2014 Results
LEAWOOD, Kan.--(BUSINESS WIRE)--October 30, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) ("TEP" or the "Partnership") today reported financial and operating results for the third quarter of 2014. In addition, TEP's financial results for the three and nine months ended September 30, 2013, have been recast to reflect the results of operations of Trailblazer Pipeline Company LLC ("Trailblazer") and Tallgrass Pony Express Pipeline LLC ("Pony Express"), which TEP acquired effective April 1, 2014, and September 1, 2014, respectively. The financial results for all periods presented in the table below include the results of operations of Trailblazer and Pony Express, except for periods under the column "As Reported in 2013."
Tallgrass President and CEO David G. Dehaemers, Jr. said, "TEP is proud to have increased its quarterly distribution per unit by another $0.03 to $0.41 for the third quarter of 2014. This represents a 38 percent increase from the third quarter of 2013. The distribution increases over the past year are the result of the accretive acquisitions of Trailblazer and a 33.3 percent interest in Pony Express and strong performance at Tallgrass Midstream and Tallgrass Interstate Gas Transmission. As we previously indicated, we expect to increase our quarterly distribution by at least $0.07 per unit for the fourth quarter of 2014 related to the Pony Express acquisition."

Summary Financial Information	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except coverage and per unit data)	2014	2013	As Reported in 2013	2014		2013	As Reported in 2013

Net Income (Loss) attributable to partners	$11,444	$5,600	$7,006	$43,853		$(3,664)	$350
Add:
Interest expense, net of noncontrolling interest	1,414	1,376	1,422	4,848		10,435	10,486
Depreciation and amortization expense, net of noncontrolling interest	9,568	9,365	7,342	26,246		28,592	22,324
Loss on extinguishment of debt	—	—	—	—		17,526	17,526
Non-cash (gain) loss related to derivative instruments	(395)	112	112	(140)		183	183
Non-cash compensation expense	1,475	863	863	3,724		948	948
Distributions from unconsolidated investment	184	—	—	1,464		—	—
Gain on remeasurement of unconsolidated investment	—	—	—	(9,388)		—	—
Less:
Equity in earnings of unconsolidated investment	—	—	—	(717)		—	—
Adjusted EBITDA	$23,690	$17,316	$16,745	$69,890		$54,020	$51,817
Add:
Pony Express preferred distributions in excess of distributable cash flow attributable to Pony Express	5,429			5,429
Less:
Maintenance capital expenditures	$(4,182)		$(3,725)	$(7,654)			$(5,670)
Cash interest cost	(1,008)		(1,559)	(3,875)			(4,677)	(a)
Distributable Cash Flow attributable to predecessor operations	966		—	(3,086)			—
Distributable cash flow (DCF)	$24,895		$11,461	$60,704			$41,470
Less:
Distributions	$(21,663)		$(12,295)	$(55,035)			$(36,057)	(a)
DCF (less than) in excess of distributions	$3,232		$(834)	$5,669			$5,413
Distribution coverage	1.15		0.93	1.10			1.15

Limited partner units outstanding as of 9/30/14	49,005		40,500	49,005			40,500
Distribution per unit	0.4100		0.2975	1.1150			0.8725	(a)

The following table contains the calculation of distribution coverage excluding the impact of $3,181,000 in distributions that were paid on August 14, 2014 on the 8,050,000 common units issued through the follow-on equity offering that closed on July 25, 2014.

Distributable cash flow (DCF)				60,704
Less:
Distributions excluding $3,181,000 paid in August on follow-on equity offering units				(51,854)	(b)
DCF in excess of distributions excluding $3,181,000 paid in August on follow-on equity offering units				8,850	(b)
Distribution coverage, excluding $3,181,000 paid in August on follow-on equity offering units				1.17	(b)

Limited partner units outstanding as of 9/30/14				49,005
Distribution per unit				1.1150

(a)
Indicated amounts presented for the "As Reported" nine months ended September 30, 2013 are on a pro forma basis, which assumes that our initial public offering and related formation transactions, including borrowings under our revolving credit facility, had closed on January 1, 2013. No cash distributions were paid with respect to the first quarter of 2013, and a prorated distribution of available cash was paid for the period from the closing of the IPO (May 17, 2013) through the end of the second quarter. Pro forma distributions were calculated using the minimum quarterly distribution for the first two quarters of 2013 and the increased distribution for the third quarter. Actual cash distributions for the nine month period ending September 30, 2013, were $0.4397/unit. Pro forma interest expense (inclusive of commitment fees) for the nine months ended September 30, 2013, was calculated by annualizing actual amounts for the three months ended September 30, 2013. Actual cash interest cost for the nine month period ended September 30, 2013, was $2,322,000.

Management believes the pro forma presentation of distributable cash flow and distribution coverage provides investors with useful information to compare our historical financial results. These pro forma financial measures are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the initial public offering and related formation transactions been consummated on January 1, 2013, or of the results that may be obtained in the future.

(b)	Amounts or calculated amounts exclude $3,181,000 of distributions paid on August 14, 2014, related to the 8,050,000 units issued through the follow-on equity offering that closed on July 25, 2014.
Segment Overview
The financial results for the Natural Gas Transportation & Logistics Segment for the three and nine months ended September 30, 2013, have been recast to reflect the results of operations of Trailblazer, which TEP acquired effective April 1, 2014. The financial results for the Natural Gas Transportation & Logistics Segment for the three and nine months ended September 30, 2013, under the column "As Reported in 2013" do not include Trailblazer's results of operations.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(in thousands)
Natural Gas Transportation & Logistics
Operating income	$10,791	$5,773	$6,988	$32,075	$14,395	$17,751
Add:
Depreciation and amortization expense, net of noncontrolling interest	6,025	7,464	5,693	17,745	22,910	17,399
Non-cash (gain) loss related to derivative instruments	(395)	112	112	(140)	183	183
Other income	731	956	940	2,400	1,759	1,710
Segment Adjusted EBITDA	$17,152	$14,305	$13,733	$52,080	$39,247	$37,043

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Crude Oil Transportation & Logistics
Operating loss	$(822)	$(758)	$(2,336)	$(2,274)
Add:
Depreciation and amortization expense, net of noncontrolling interest	253	252	757	757
Adjusted EBITDA attributable to noncontrolling interests	547	505	1,557	1,516
Segment Adjusted EBITDA	$(22)	$(1)	$(22)	$(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Processing & Logistics
Operating income	$5,141	$1,874	$14,459	$10,667
Add:
Depreciation and amortization expense, net of noncontrolling interest	3,290	1,649	7,744	4,925
Distributions from unconsolidated investment	184	121	1,464	121
Adjusted EBITDA attributable to noncontrolling interests	—	—	55	—
Segment Adjusted EBITDA	$8,615	$3,644	$23,722	$15,713
The segment reporting in the table above does not include public company costs or intersegment eliminations.

Adjusted EBITDA in the Natural Gas Transportation & Logistics segment for the third quarter of 2014 was $17.2 million, representing an increase of $2.8 million as compared to the recast third quarter of 2013, primarily due to lower operating costs and expenses.  The most significant decrease in costs was a reduction in costs of sales and transportation services at Trailblazer resulting from the new tariff established in the rate case that provides for recovery of compression costs. Average firm contracted transportation capacity of 1,497 MMcf/d for the third quarter of 2014 was slightly higher than the 1,399 MMcf/d for the recast third quarter of 2013. When comparing the Natural Gas Transportation & Logistics segment's Adjusted EBITDA for the third quarter of 2014 to its $15.1 million of Adjusted EBITDA for the second quarter of 2014, the increase is primarily attributable to lower cost of sales and transportation services due to higher fuel recoveries and collections and lower cost of gas sales in the third quarter of 2014.
The Crude Oil Transportation & Logistics segment Adjusted EBITDA is not material in any period presented, but distributable cash flow for the third quarter of 2014 includes approximately $5.4 million of preferred distributions in excess of distributable cash flow from Pony Express. The segment did not generate revenue for the third quarter of 2014 or any prior periods as Pony Express was placed into service in early October 2014. The operating losses presented primarily include amortization and general and administrative expenses. (See Pony Express Acquisition below.)
The Processing & Logistics segment generated Adjusted EBITDA of $8.6 million for the third quarter of 2014, representing an increase of $5.0 million as compared to the third quarter of 2013. The increase was primarily due to plant downtime at both processing facilities in the third quarter of 2013, income in the third quarter of 2014 from the fresh water transportation pipeline and increased processing volumes during the third quarter of 2014. Approximate average inlet volumes were 153 MMcf/day for the third quarter of 2014 as compared to 120 MMcf/day for the third quarter of 2013, reflecting the impact of plant downtime in the third quarter of 2013. When comparing the Processing & Logistics segment's $8.6 million of Adjusted EBITDA for the third quarter of 2014 to its Adjusted EBITDA of $5.5 million for the second quarter of 2014, the increase is primarily attributable to the effects of plant downtime at Douglas associated with planned maintenance and off-spec deliveries and related costs experienced during the second quarter of 2014.

Pony Express Acquisition

As previously announced, we acquired a 33.3 percent interest in Pony Express effective September 1, 2014, with a minimum quarterly preference payment of $16.65 million through September 2015, of which we received a prorated payment of approximately $5.4 million for the third quarter of 2014. The mainline, described in more detail below, was placed into commercial service in early October and is transporting barrels on its uncommitted local tariff. We expect to activate our committed local tariff and one of our two committed joint tariffs on November 1, 2014, and expect to activate the other committed joint tariff when the associated upstream pipeline is placed into service.

Pony Express owns an approximately 690-mile crude oil pipeline commencing in Guernsey, Wyoming, and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock in Cushing. Upon completion of ongoing construction, Pony Express will also own an approximate 66-mile lateral in Northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express mainline just east of Sterling, Colorado. The lateral in Northeast Colorado is expected to be in service sometime during the first half of 2015.

Third Quarter Distribution

As previously announced, the board of directors of TEP's general partner declared a quarterly cash distribution to partners of $0.41 per common unit for the third quarter of 2014. This quarterly distribution represents $1.64 on an annualized basis. The quarterly distribution will be paid on Friday, November 14, 2014, to unitholders of record as of the close of business on Friday, October 31, 2014.

Conference Call

Please join Tallgrass for a conference call and webcast to discuss third quarter 2014 results at 4:00 pm Central Time on Thursday, October 30, 2014. Interested parties may listen via a link posted on the Investor Relations section of our website and the replay will be available on our website for a limited time following the live call.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas

Transmission and Trailblazer Pipeline systems. We provide processing services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers through BNN Water Solutions. We also provide crude oil transportation to customers in Wyoming and the surrounding region, including servicing the Bakken production area of North Dakota and eastern Montana, through our 33.3 percent ownership interest in Tallgrass Pony Express Pipeline. Our operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg Basin, the Powder River Basin, the Wind River Basin and the Anadarko Basin and the Niobrara, Mississippi Lime and Bakken shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

Non-GAAP Measures

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.
We believe that the presentation of Adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP, nor should Adjusted EBITDA and distributable cash flow be considered alternatives to available cash, operating surplus, distributions of available cash from operating surplus or other definitions in our partnership agreement. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define Adjusted EBITDA as net income excluding the impact of interest, income taxes, depreciation and amortization, non-cash income or loss related to derivative instruments, non-cash long-term compensation expense, impairment losses, gains or losses on asset or business disposals or acquisitions, gains or losses on the repurchase, redemption or early retirement of debt, and earnings from unconsolidated investments, but including the impact of distributions from unconsolidated investments. We define distributable cash flow as Adjusted EBITDA, plus preferred distributions received from Pony Express in excess of its distributable cash flow attributable to our net interest, less cash interest expense and maintenance capital expenditures. Neither Adjusted EBITDA nor distributable cash flow will be impacted by changes in working capital balances that are reflected in operating cash flow. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see "Summary Financial Information" above.

Cautionary Note Concerning Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the date on which the Northeast Colorado Lateral is expected to be placed in-service, the dates on which Pony Express may activate its committed local tariff or other committed joint tariffs and the earnings and distribution accretion that may be realized by Tallgrass Energy Partners as a result of the Pony Express acquisition. Forward looking statements may also include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of Tallgrass Energy Partners and its subsidiaries, including: the ability to pursue expansions and other opportunities for incremental volumes; natural gas production growth in Tallgrass Energy Partners' operating areas; expected future benefits of acquisitions or expansion projects; timing of anticipated spending on planned expenses and maintenance capital projects; and distribution rate and growth, including variability of quarterly distribution coverage. These statements are based on certain assumptions made by Tallgrass Energy Partners based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Tallgrass Energy Partners, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to Tallgrass Energy Partners’ financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, the demand for natural gas storage, processing and transportation services and for crude oil transportation services, operating hazards, the effects of government regulation, tax position and other risks incidental to transporting, storing and processing natural gas or transporting crude oil and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by Tallgrass Energy Partners with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and Tallgrass Energy Partners does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2014	December 31, 2013
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$885	$—
Accounts receivable, net	29,194	30,033
Receivable from related parties	237,537	—
Gas imbalances	1,778	3,128
Inventories	91,793	5,549
Prepayments and other current assets	23,120	16,986
Total Current Assets	384,307	55,696
Property, plant and equipment, net	1,779,749	1,116,806
Goodwill	343,288	334,715
Intangible asset, net	106,556	102,567
Unconsolidated investment	—	1,255
Deferred financing costs	5,914	4,512
Deferred charges and other assets	15,721	15,862
Total Assets	$2,635,535	$1,631,413
LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable, including $96,831 and $89,212 related to variable interest entities	$122,616	$149,452
Accounts payable to related parties, including $20,519 and $0 related to variable interest entities	23,596	7,137
Gas imbalances	2,785	3,664
Derivative liabilities at fair value	44	184
Accrued taxes	4,156	5,520
Accrued other current liabilities, including $92,922 and $0 related to variable interest entities	105,619	16,783
Total Current Liabilities	258,816	182,740
Long-term debt	568,000	135,000
Other long-term liabilities and deferred credits	6,776	4,572
Total Long-term Liabilities	574,776	139,572
Equity:
Predecessor Equity	—	247,221
Common unitholders 32,805,480 and 24,300,000 units issued and outstanding at September 30, 2014 and December 31, 2013	795,315	455,197
Subordinated unitholder 16,200,000 units issued and outstanding at September 30, 2014 and December 31, 2013	273,394	274,666
General partner 834,391 and 826,531 units issued and outstanding at September 30, 2014 and December 31, 2013	(38,659)	14,078
Total Partners’ Equity	1,030,050	991,162
Noncontrolling interests	771,893	317,939
Total Equity	1,801,943	1,309,101
Total Liabilities and Equity	$2,635,535	$1,631,413

TALLGRASS ENERGY PARTNERS, LP CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except per unit amounts)
Revenues:
Natural gas liquids sales	$47,321	$32,216	$132,557	$97,307
Natural gas sales	1,809	3,381	9,330	8,079
Transportation services	30,745	28,916	95,418	89,443
Processing and other revenues	10,078	4,205	24,747	8,924
Total Revenues	89,953	68,718	262,052	203,753

Operating Costs and Expenses:
Cost of sales and transportation services	49,096	35,004	144,921	101,447
Operations and maintenance	9,961	9,277	28,029	25,869
Depreciation and amortization	10,071	9,870	27,905	30,106
General and administrative	7,448	7,321	21,221	19,867
Taxes, other than income taxes	1,797	1,845	5,392	5,554
Total Operating Costs and Expenses	78,373	63,317	227,468	182,843

Operating Income	11,580	5,401	34,584	20,910

Other (Expense) Income:
Interest expense, net	(1,058)	(1,376)	(4,492)	(10,435)
Gain on remeasurement of unconsolidated investment	—	—	9,388	—
Loss on extinguishment of debt	—	—	—	(17,526)
Equity in earnings of unconsolidated investment	—	—	717	—
Other income, net	731	1,070	2,400	1,871
Total Other (Expense) Income	(327)	(306)	8,013	(26,090)
Net Income (Loss)	11,253	5,095	42,597	(5,180)
Net loss attributable to noncontrolling interests	191	505	1,256	1,516
Net Income (Loss) attributable to partners	$11,444	$5,600	$43,853	$(3,664)

Allocation of income (loss) to the limited partners:
Net income (loss) attributable to partners	$11,444	$5,600	$43,853	$(3,664)
Predecessor operations interest in net loss (income)	1,134	1,406	(1,508)	4,014
Net income attributable to partners	12,578	7,006	42,345	350
Net income attributable to partners prior to May 17, 2013	—	—	—	(6,982)
Net income (loss) attributable to partners subsequent to May 17, 2013	12,578	7,006	42,345	(6,632)
General partner interest in net (income) loss subsequent to May 17, 2013	(1,435)	(140)	(2,912)	133
Common and subordinated unitholders' interest in net income (loss) subsequent to May 17, 2013	$11,143	$6,866	$39,433	$(6,499)
Basic net income (loss) per common and subordinated unit	$0.24	$0.17	$0.92	$(0.16)
Diluted net income (loss) per common and subordinated unit	$0.23	$0.17	$0.90	$(0.16)
Basic average number of common and subordinated units outstanding	46,855	40,500	42,770	40,417
Diluted average number of common and subordinated units outstanding	47,948	40,863	43,771	40,417

TALLGRASS ENERGY PARTNERS, LP CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$42,597	$(5,180)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	28,946	31,584
Gain on remeasurement of unconsolidated investment	(9,388)	—
Loss on extinguishment of debt	—	17,526
Noncash compensation expense	3,724	948
Changes in components of working capital:
Accounts receivable and other	2,592	11,688
Gas imbalances	1,392	2,208
Prepayments	(2,566)	(193)
Inventories	(4,661)	(166)
Accounts payable and accrued liabilities	(14,990)	(3,035)
Other operating, net	(402)	(5,038)
Net Cash (Used In) Provided by Operating Activities	47,244	50,342

Cash Flows from Investing Activities:
Acquisition of Trailblazer	(150,000)	—
Capital expenditures	(642,216)	(237,059)
Acquisition of additional equity interests in Water Solutions	(7,600)	—
Acquisition of Pony Express membership interest	(27,000)	—
Issuance of related party loan	(270,000)	—
Other investing, net	(2,268)	(301)
Net Cash Used in Investing Activities	(1,099,084)	(237,360)

Cash Flows from Financing Activities:
Proceeds from public offering, net of offering costs	319,588	290,498
Borrowings under revolving credit facility	433,000	226,000
Distributions to unitholders	(46,454)	(5,877)
Contribution from TD	27,488	—
Contributions from Predecessor Member, net	312,125	200,262
Contributions from noncontrolling interest	5,429	—
Payments for deferred financing costs	(2,373)	(5,157)
Repayment of debt assumed from TD	—	(400,000)
Distributions to Member, net	—	(118,538)
Other financing, net	3,922	450
Net Cash Provided by (Used in) Financing Activities	1,052,725	187,638

Net Change in Cash and Cash Equivalents	885	620
Cash and Cash Equivalents, beginning of period	—	—
Cash and Cash Equivalents, end of period	$885	$620

CONTACT:
Tallgrass Energy Partners, LP
Investor and Financial Inquiries
Nate Lien
(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com